Exhibit 5.2

August 4, 2025	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

Marex Group plc

155 Bishopsgate

London EC2M 3TQ

United Kingdom

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special U.S. counsel to Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the issuance and sale, from time to time, of an indeterminate amount of its senior debt securities (the “Securities”). The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Securities are to be issued under a senior indenture, dated as of August 4, 2025 (as amended and supplemented through the date hereof, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the Company’s amended and restated articles of association, (iii) resolutions of the Company’s board of directors, (iv) an executed copy of the Indenture, a copy of which has been filed as an exhibit to the Registration Statement, (v) the form of the master global note representing the Securities and (vi) the form of the global note representing the Securities. We have also examined such other documents, records, certificates and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with the opinions hereinafter set forth.

In rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any such document. As to all parties, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms.

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August 4, 2025

We have further assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) the Securities offered will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, the Prospectus and any applicable prospectus supplement, (iv) a definitive distribution, purchase or similar agreement and any other necessary agreement with respect to the Securities offered will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, (v) the board of directors, including any appropriate committee appointed thereby, and appropriate officers of the Company will have taken all necessary action to approve the issuance, sale and terms of the Securities and related matters, (vi) the master global note or global note, as applicable, representing the Securities will have been duly executed and authenticated by the Trustee in accordance with the terms of the Indenture, and the applicable resolutions of the board or supplemental indenture or officer’s certificate creating such series of Securities will have been executed, authenticated and delivered by the Company and the Trustee, as applicable, (vii) the Indenture and any applicable supplemental indentures are valid, binding and enforceable agreements of the Trustee party thereto; (viii) the terms of the Securities will be consistent with the description thereof contained in the Registration Statement, the Prospectus and any applicable prospectus supplement, and (ix) the terms of the offered Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Trustee, and such terms will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Trustee.

As to matters of fact material to our opinions, we have, to the extent we deemed such reliance appropriate, relied upon certificates of officers of the Company and of public officials with respect to the Company.

Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth below, it is our opinion that (A) when the Securities have been duly authorized by the Company, (B) in the case of Securities represented by a master global note, when (i) such master global note has been executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and (ii) the Trustee has made, in accordance with instructions of the Company, appropriate entries or notations in its records relating to the master global note that represents such Securities; (C) in the case of Securities represented by a global note (other than a master global note), such Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture; and (D) when payment therefor has been received by the Company as contemplated by the Registration Statement, Prospectus and applicable prospectus supplement and in accordance with the applicable definitive distribution, purchase or similar agreement, such Securities with constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

The opinion above is subject to the following qualifications and limitations:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Securities, and the effect of judicial decisions which

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have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

We express no opinion relating to any provision in the Indenture, master global note or global note to the extent it purports to be governed by the laws of England and Wales.

We note that, as of the date of this opinion, a judgment for money in an action based on any Securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular series of Securities is denominated into U.S. dollars will depend on various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which those Securities are denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the laws of the State of New York and the Federal laws of the United States of America, as in effect on the date hereof, and we express no opinion herein concerning the laws of any other jurisdiction. Insofar as the foregoing opinion and the opinions expressed in the paragraph quote below involve matters governed by English law, we have relied, with your permission, on the opinion of Mayer Brown International LLP, dated as of August 4, 2025, to be filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the use of our name in the Prospectus under the heading “Legal Matters.” If a pricing or similar supplement to the prospectus contained in the Registration Statement relating to the offer and sale of the Securities is prepared and filed by the Company with the Commission on a future date and the supplement contains a reference to this firm and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and to all references to this firm in such supplement:

“In the opinion of Mayer Brown LLP, as counsel to the Company, [when the pricing supplement has been attached to, and duly notated on, the master global note that represents the securities pursuant to the Indenture referred to in the Prospectus, and such securities have been delivered against payment as contemplated herein,][when the securities offered by this pricing supplement have been executed and issued by the Company and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein,] such securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of

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bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by English law, Mayer Brown LLP has relied, with the Company’s permission, on the opinion of Mayer Brown International LLP, dated as of August 4, 2025, filed as an exhibit to the Registration Statement by the Company on August 4, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Mayer Brown International LLP. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the legal opinion dated August 4, 2025, which has been filed as Exhibit 5.2 to the Company’s Registration Statement on Form F-3 dated August 4, 2025. This opinion is also subject to the discussion, as stated in the legal opinion dated August 4, 2025, of the enforcement of notes denominated in a foreign currency or currency unit.”

In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP